Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Melinda A. Janik

Chief Financial Officer

Tel: +1-585-598-0031

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces Fourth Quarter and 2011 Annual Results

Fourth Quarter and 2011 Annual Highlights

•	Digital revenue increased 26.1% for the quarter and 24.9% for the full year, and 17.2% and 23.5%, respectively, taking into account a change in the Company’s reporting period.

•	As Adjusted EBITDA was $32.9 million and $90.4 million for the fourth quarter and full year, respectively; an increase of 4.3% for the quarter and a decrease of 7.9% for the full year.

•

Revenues for the fourth quarter were $144.4 million, up 0.8% from the prior year quarter and down 4.8% after taking into account a change in the Company’s reporting period. Full year revenues were $525.8 million, a decrease of 5.9% from the prior year and 6.7% after taking into account a change in the Company’s reporting period.

•	Operating costs and SG&A expense decreased $2.0 million or 1.7% for the fourth quarter and $25.5 million or 5.5% for the full year.

•	Levered Free Cash Flow per share for the fourth quarter was flat with prior year at $0.26 and for the full year decreased 16.4% to $0.50 as compared to $0.60 for the prior year.

FAIRPORT, N.Y. March 8, 2012 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (OTC Pink Sheets: GHSE) today reported financial results for the fourth quarter and full year ended January 1, 2012.

Change in Reporting Period

Comparisons to the prior year were influenced by two factors impacting the number of days in the reporting period. In fiscal 2011, there was a 53rd week, falling in Q4, for approximately 60% of the business which was already on a 52 week (5-4-4 quarterly) reporting cycle. Also in 2011, the remaining 40% of the business changed its reporting period from a calendar year to a 52 week reporting period to be consistent with the rest of the Company, which resulted in one additional net day in 2011, but an additional 6 days in Q4. The Company estimated the impact of these two factors for better comparability year over year in reporting same store results (“same reporting period basis”). Please see the exhibits to this press release for a reconciliation from GAAP revenue to same reporting period basis revenue.

Michael E. Reed, GateHouse Media’s Chief Executive Officer, said, “We are starting to see some positive changes in our trends resulting from the strategic initiatives we embarked on in 2011. I am pleased with the implementation of a more structured approach to many of the functional areas of our business and the impact it is having on our results. We also adopted a new company-wide organizational structure in January 2012 and we are excited about how this should positively impact results in 2012 and beyond.

“I was pleased that we were able to generate $32.9 million of As Adjusted EBITDA in the fourth quarter, with a margin of 22.9%. This represented growth over the prior year of 4.3% and was also our largest quarter in terms of As Adjusted EBITDA since the third quarter of 2008. We saw a broad-based improvement in revenue trends in the fourth quarter that resulted in revenue declines of 4.8% in the quarter, our best comparison of the year. Further, we have seen continued improvement in this trend during January and February of 2012.

“We were encouraged by the improving trends we saw across many of our revenue categories as the year came to a close. I am pleased with our continued progress on cost reductions and resource realignment toward growth opportunities, and I am also pleased that our audiences continue to grow through all of our digital product offerings.

“In 2012 we will continue to focus on all facets of our transformational strategy, including targeting further cost reduction and resource realignment, improved digital audience and revenue growth, consumer revenue growth through volume improvements and strategic pricing actions, stabilization of print through product and process improvements, and new business development. Our new organizational structure was designed to give us leaner, more vertical management across most functional areas, which we believe positions the Company to successfully execute on our strategy.

Fourth Quarter 2011

Total revenues were $144.4 million for the quarter, an increase of 0.8% as compared to the prior year and a decrease of 4.8% on a same reporting period basis. Digital revenue grew 17.2% in the fourth quarter on a same reporting period basis driven by growth in online advertising, daily deals and digital subscription programs. Total advertising revenue declined 7.5% on the same reporting period basis as growth in digital advertising was more than offset by declines in local and classified print advertising revenues, which were down 9.9% and 6.7%, respectively, versus the prior year. While these trends were an improvement from the third quarter, local print advertising remained soft due to weak economic conditions and were further impacted by a decline in political spending as compared to the prior year. The improvement in our classified trends was driven by increased levels of legal foreclosure advertising in certain markets along with improved trends in the auto and real estate categories. Circulation revenue increased slightly on a same reporting period basis due to pricing actions taken in 2011.

Operating costs and SG&A expenses were $111.8 million in the quarter, a decline of $2.0 million or 1.7% from the prior year and a decrease of approximately $9.3 million or 7.7% on the same reporting period basis. The expense declines were driven primarily by lower compensation and newsprint expense. Compensation expense was down 10.7% on a same reporting period basis as the Company has been able to successfully reduce compensation expense as part of its overall permanent cost savings initiatives. For the quarter, newsprint expense was down 17.4% on a same reporting period basis, driven by the Company’s decision to outsource printing and lower consumption levels. Partially offsetting these declines was an increase in outside services as a result of outsourcing printing and distribution in certain markets.

Operating income for the quarter was $18.7 million, an increase of $1.1 million as compared to the prior year. As Adjusted EBITDA for the quarter was $32.9 million, an increase of 4.3% versus 2010.

Levered Free Cash Flow for the quarter of $15.1 million was flat with the prior year.

One-time costs incurred and other non-cash expenses in the quarter were $1.8 million, and related primarily to reorganization efforts and initiatives introduced to realize permanent expense reductions.

Annual 2011

Total revenues were $525.8 million for the full year 2011, a decrease of 5.9% over the prior year and 6.7% on a same reporting period basis. Total advertising revenue declined 8.6% on a same reporting period basis. The decline in total advertising revenue was driven by local retail and classified revenue, which were down 9.2% and 12.3%, respectively, partially offset by 17.8% growth in online advertising revenues. Commercial print and other revenues declined 2.5% on a same reporting period basis.

Full year 2011 operating costs and SG&A expense declined $25.5 million or 5.5% compared to the prior year, and 6.4% on a same reporting period basis. The expense declines were driven primarily by lower compensation expense and newsprint costs. On a same reporting period basis, compensation expense was down 8.9% from the prior year and newsprint expense was down 7.7%.

Operating income for the full year 2011 was $33.9 million, compared to $43.2 million in 2010. As Adjusted EBITDA for the year was $90.4 million, a decrease of $8.6 million or 8.7% on a same reporting period basis, primarily due to revenue declines that outpaced expense reduction initiatives.

Levered Free Cash Flow for the full year 2011 was $28.9 million compared to $34.5 million in 2010.

Non-cash compensation expense for Restricted Stock Grants in 2011 was $0.5 million. One-time costs incurred and other non-cash expenses in 2010 were $9.4 million, and related primarily to reorganization efforts and initiatives introduced to realize permanent expense reductions.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 79 daily publications. GateHouse Media currently serves local audiences of approximately 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues, and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as income (loss) from continuing operations before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations less revenues from non-wholly owned subsidiaries. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense, excluding non-wholly owned subsidiaries.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues, expense reduction efforts and potential acquisition and sale opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the condition of the economy and the credit markets generally, the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt, the Company’s ability to maintain debt covenants, the Company’s ability to successfully grow digital revenues and audience and consumer revenues, the Company’s ability to successfully stabilize print revenues, the ability of the Company to successfully identify and develop new business ventures, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s ability to generate sufficient cash flow to cover required interest and long-term obligations, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s ability to compete effectively in the local media industry, the Company’s success or failure in pursuing its digital business and related initiatives and strategic realignments and undertakings, increases in health costs, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, a portion of the Company’s workforce being unionized, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended January 1, 2012	Three months ended December 31, 2010	Twelve months ended January 1, 2012	Twelve months ended December 31, 2010
	(unaudited)	(unaudited)
Revenues:
Advertising	$101,045	$103,298	$365,563	$395,794
Circulation	36,352	33,525	134,201	136,377
Commercial printing and other	7,041	6,539	26,029	26,417

Total revenues	144,438	143,362	525,793	558,588
Operating costs and expenses:
Operating costs	74,646	75,530	289,275	304,997
Selling, general, and administrative	37,175	38,268	150,050	159,846
Depreciation and amortization	11,078	11,260	43,393	46,118
Integration and reorganization costs	2,568	231	5,950	2,470
Impairment of long-lived assets	—	430	2,051	430
(Gain) loss on sale of assets	(99)	30	806	1,540
Goodwill and mastheads impairment	385	—	385	—

Operating income	18,685	17,613	33,883	43,187
Interest expense	15,626	14,957	58,316	60,034
Amortization of deferred financing costs	340	340	1,360	1,360
(Gain) loss on derivative instruments	(639)	1,045	(913)	8,277
Other income	(943)	(123)	(849)	(138)

Income (loss) from continuing operations before income taxes	4,301	1,394	(24,031)	(26,346)
Income tax expense (benefit)	(1,893)	5	(1,803)	(155)

Income (loss) from continuing operations	6,194	1,389	(22,228)	(26,191)
Loss from discontinued operations, net of income taxes	—	(285)	—	(449)

Net income (loss)	6,194	$1,104	(22,228)	$(26,640)
Net (income) loss attributable to noncontrolling interest	(21)	278	579	596

Net income (loss) attributable to GateHouse Media	$6,173	$1,382	$(21,649)	$(26,044)

Loss per share:
Basic and diluted:
Income (loss) from continuing operations attributable to GateHouse Media	$0.11	$0.03	$(0.37)	$(0.44)
Loss from discontinued operations attributable to GateHouse Media, net of income taxes	—	$(0.01)	—	$(0.01)

Net income (loss) attributable to GateHouse Media	$0.11	$0.02	$(0.37)	$(0.45)

Basic weighted average shares outstanding	58,077,031	58,079,029	57,949,815	57,723,353

Diluted weighted average shares outstanding	58,077,031	58,079,029	57,949,815	57,723,353

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	Janaury 1, 2012	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$19,212	$8,753
Restricted cash	6,167	6,167
Accounts receivable, net of allowance for doubtful accounts of $2,976 and $3,260 at January 1, 2012 and December 31, 2010, respectively	59,236	61,512
Inventory	6,017	7,731
Prepaid expenses	15,483	10,506
Other current assets	7,347	7,253

Total current assets	113,462	101,922
Property, plant, and equipment, net of accumulated depreciation of $116,780 and $101,739 at January 1, 2012 and December 31, 2010, respectively	130,937	152,293
Goodwill	13,958	14,343
Intangible assets, net of accumulated amortization of $179,327 and $154,927 at January 1, 2012 and December 31, 2010, respectively	246,661	271,061
Deferred financing costs, net	2,974	4,334
Other assets	1,876	1,400
Assets held for sale	934	974

Total assets	$510,802	$546,327

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term liabilities	$1,039	$1,224
Current portion of long-term debt	4,600	11,249
Accounts payable	8,216	5,905
Accrued expenses	27,625	26,766
Accrued interest	2,876	2,805
Deferred revenue	27,171	27,348

Total current liabilities	71,527	75,297
Long-term liabilities:
Long-term debt	1,176,638	1,181,238
Long-term liabilities, less current portion	2,935	3,636
Derivative instruments	51,576	65,490
Pension and other postretirement benefit obligations	13,758	12,787

Total liabilities	1,316,434	1,338,448

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at January 1, 2012 and December 31, 2010; 58,313,868 and 58,313,868 shares issued, and 58,077,031 and 58,078,607 outstanding at January 1, 2012 and December 31, 2010, respectively	568	568
Additional paid-in capital	831,249	830,787
Accumulated other comprehensive loss	(54,359)	(62,614)
Accumulated deficit	(1,581,114)	(1,559,465)
Treasury stock, at cost, 236,837 and 235,261 shares at January 1, 2012 and December 31, 2010, respectively	(310)	(310)

Total GateHouse Media stockholders’ deficit	(803,966)	(791,034)
Noncontrolling Interest	(1,666)	(1,087)

Total stockholders’ deficit	(805,632)	(792,121)

Total liabilities and stockholders’ deficit	$510,802	$546,327

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year ended January 1, 2012	Year ended December 31, 2010	Year ended December 31, 2009
Cash flows from operating activities:
Net loss	$(22,228)	$(26,640)	$(530,612)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	43,393	46,122	55,821
Amortization of deferred financing costs	1,360	1,360	1,360
(Gain) loss on derivative instruments	(913)	8,277	12,672
Non-cash compensation expense	462	1,715	3,429
(Gain) loss on sale of assets	806	1,540	(418)
Gain on early extinguishment of debt	—	—	(7,538)
Pension and other postretirement benefit obligations	(1,859)	(1,401)	(782)
Impairment of long-lived assets	2,051	834	208,794
Goodwill and mastheads impairment	385	—	275,310
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	2,478	6,157	7,120
Inventory	1,714	(682)	3,704
Prepaid expenses	(4,977)	(5,378)	(596)
Other assets	(585)	(78)	(3,564)
Accounts payable	2,311	(170)	(14,303)
Accrued expenses	(1,152)	(1,631)	(3,001)
Accrued interest	71	(430)	(4,660)
Deferred revenue	(177)	(478)	(463)
Other long-term liabilities	(701)	(2,664)	717

Net cash provided by operating activities	22,439	26,453	2,990

Cash flows from investing activities:
Purchases of property, plant, and equipment	(3,330)	(4,780)	(2,476)
Proceeds from sale of publications and other assets	2,599	4,156	11,151
Acquisitions, net of cash acquired	—	—	(275)

Net cash (used in) provided by investing activities	(731)	(624)	8,400

Cash flows from financing activities:
Repayments under short-term debt	—	(8,000)	(9,000)
Repayments under short-term note payable	—	—	(4,000)
Repayments under current portion of long-term debt	(11,249)	(2,513)	—
Purchase of treasury stock	—	(4)	(3)
Stock issued by non wholly owned subsidiary	—	7	—
Repurchase of subsidiary preferred stock	—	(11,500)	—

Net cash used in financing activities	(11,249)	(22,010)	(13,003)

Net increase (decrease) in cash and cash equivalents	10,459	3,819	(1,613)
Cash and cash equivalents at beginning of period	8,753	4,934	6,547

Cash and cash equivalents at end of period	$19,212	$8,753	$4,934

Supplemental disclosures on cash flow information:
Cash interest paid	$58,225	$59,317	$67,950
Cash income taxes paid	—	80	487

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months ended January 1, 2012	Three months ended December 31, 2010	Twelve months ended January 1, 2012	Twelve months ended December 31, 2010
Loss from continuing operations	$6,194	$1,389	$(22,228)	$(26,191)
Income tax expense (benefit)	(1,893)	5	(1,803)	(155)
(Gain) loss on derivative instruments (1)	(639)	1,045	(913)	8,277
Amortization of deferred financing costs	340	340	1,360	1,360
Interest expense	15,626	14,957	58,316	60,034
Impairment of long-lived assets	—	430	2,051	430
Depreciation and amortization	11,078	11,260	43,393	46,118
Goodwill and mastheads impairment	385	—	385	—

Adjusted EBITDA from continuing operations	31,091	29,426	80,561	89,873
Non-cash compensation and other expense	208	1,974	4,227	5,004
Non-cash portion of postretirement benefits expense	(875)	(116)	(1,104)	(649)
Integration and reorganization costs	2,568	231	5,950	2,470
(Gain) loss on sale of assets	(99)	30	806	1,540
Loss from discontinued operations	—	(5)	—	(33)

As Adjusted EBITDA	32,893	31,540	90,440	98,205
Net capital expenditures	(937)	(1,779)	(3,303)	(4,347)
Cash taxes	—	—	—	(80)
Interest paid	(16,841)	(14,709)	(58,225)	(59,317)

Levered Free Cash Flow	$15,115	$15,052	$28,912	$34,461

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months ended January 1, 2012	Three months ended December 31, 2010	Twelve months ended January 1, 2012	Twelve months ended December 31, 2010
Total revenues from continuing operations	$144,438	$143,362	$525,793	$558,588
Revenues from discontinued operations	—	—	—	91
Revenues from non-wholly owned subsidiary	(551)	(318)	(2,293)	(3,079)
Same reporting period basis adjustment	—	8,136	—	5,504

As Adjusted Revenues	$143,887	$151,180	$523,500	$561,104